As filed with the Securities and Exchange Commission on June 13, 2019

Registration No. 333-213475

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

BEMIS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Missouri	43-0178130
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

2301 Industrial Drive, Neenah,

Wisconsin 54956

(920) 527-5000

(Address of Principal Executive Offices) (Zip Code)

Sheri H. Edison
Senior Vice President, Chief Legal Officer and Secretary
Bemis Company, Inc.

2301 Industrial Drive, Neenah,

Wisconsin 54956

(Name, address, and telephone number of agent for service)

Copies of Communications to:

Amy C. Seidel

Brandon C. Mason

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

(612) 766-7000

Approximate date of commencement of proposed sale to the public:
Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-3 (File No.: 333-213475) (the “Registration Statement”) of Bemis Company, Inc. (the “Company”), filed with the Securities and Exchange Commission on September 2, 2016, registering an indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units (collectively, the “Securities”).

As previously announced, Bemis Company, Inc. (“Bemis”) entered into a Transaction Agreement (the “Agreement”), dated August 6, 2018, with Amcor Limited, an Australian public company limited by shares (“Amcor”), Arctic Jersey Limited, a limited company incorporated under the Laws of the Bailiwick of Jersey and a subsidiary of Amcor (“New Amcor”), and Arctic Corp., a Missouri corporation and wholly owned subsidiary of New Amcor (“Merger Sub”), pursuant to which, among other things, Merger Sub shall merge with and into Bemis (the “Merger”), with Bemis surviving the Merger as a wholly owned subsidiary of New Amcor, pursuant to which each share of common stock, par value $0.10 per share, of Bemis, other than certain excluded shares, shall be converted into the right to receive 5.1 New Amcor shares.

As a result of the Merger, the Company has terminated all offerings of its Securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment No. 1, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such Securities, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neenah, State of Wisconsin, on June 13, 2019.

BEMIS COMPANY, INC.

By:	/s/ Sheri H. Edison
Name:	Sheri H. Edison
Title:	Senior Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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